EXHIBIT 10

SEVERANCE AGREEMENT

This is a Severance Agreement (“Agreement”), dated November 8, 2007 between ValueVision Media, Inc., its affiliated and subsidiary companies (hereinafter collectively referred to as the “Company”), and Bryan Venberg (the “Employee” or “You”), providing for Employee’s friendly separation as an officer of the Company.

FACTS

WHEREAS, Employee has been an officer of the Company as Senior Vice President, Human Resources, Operations, and Customer Service;

WHEREAS, the Company and Employee have mutually agreed that Employee will terminate such employment as an employee of the Company upon the terms and conditions hereinafter set forth; and

NOW, THEREFORE, the Company and Employee make the following Agreement:

1. Resignation. Employee hereby agrees to resign as an employee of the Company effective October 26, 2007 (the “Effective Date”). Employee will be paid regular base salary through November 9, 2007. From the date hereof, Employee: a) will cooperate in successfully completing a transition of Employee’s duties; b) will cooperate with in-house and outside counsel in any Company litigation proceedings; and c) acknowledges that as a former officer of the Company, Employee has an ongoing duty to maintain the confidentiality of attorney-client privileged communications he has had, if any, with in-house and outside counsel.

2. Severance Pay. The Company agrees that as severance pay (“Severance Pay”), Employee will receive base salary and auto allowance for an additional 12 months, through equal installments according to the Company’s regular payroll practices, after all rescission and/or revocation periods have expired. The Company shall also pay to Employee an amount equal to all of the accrued and unpaid vacation time accrued up to and including the Effective Date. Employee will not accrue any additional vacation time from or after the Effective Date. If Employee earns any bonus for the Company’s 2007 fiscal year according to the Employee’s bonus plan in effect, Company will pay out a pro-rata portion of such bonus based on the Effective Date at such time bonuses are paid to current employees, but in no event later than March 15 of the year following the year in which the Effective Date occurs. Payment of the Severance Pay (including bonus and vacation pay) is subject to applicable federal and state income tax and FICA withholding. Employee will remain on the Company medical, dental, and life insurance benefit plans through November 30, 2007, at which time Employee will be eligible for certain COBRA benefits. All other benefit coverage ends as of the Effective Date.

3. COBRA Insurance Coverage. If Employee elects any insurance coverage under COBRA, Employee shall be responsible for all amounts due for such insurance. During the Severance Pay period the Company will continue to subsidize the insurance coverage and Employee will pay the same rates as current Company employees for such COBRA benefits elected. The full COBRA rate will automatically be charged to Employee the first month following the end of the Severance Pay period.

4. Unemployment Compensation. To enable Employee to collect unemployment compensation benefits, Employee may report that Employee was terminated for reasons other than misconduct, and the Company will not contest such claim.

5. No Other Remuneration; Stock Options. Employee agrees that Employee is not entitled to any remuneration from the Company except as provided in this Agreement. This includes back pay, sick pay, bonuses or any other compensation. Any stock options for the Company’s stock held by Employee which are vested on or prior to the Effective Date, shall be exercisable as of the applicable date of vesting, and may be exercised for a period of ninety (90) days from the Effective Date, but not beyond the date that the option would otherwise expire by its terms, in accordance with the related Stock Option Agreement, or, if earlier, the tenth anniversary of the original date of grant of the Stock Option. Any stock options which are not vested as of the Effective Date shall expire and be forfeited on such date. Any stock options which have vested on or before the Effective Date but which are not exercised prior to the expiration of such ninety (90) day period following such date shall be forfeited.

6. Confidential Information. Employee has a continuing obligation not to disclose the Company’s confidential proprietary and business information not available to the public, and agrees to make no such disclosures and return to the Company any confidential information in Employee’s possession.

7. Confidentiality. Except as specifically set forth in this Severance Agreement, Employee and the Company agree that they will not disclose to third parties the terms of this Severance Agreement. Employee may disclose the terms of this Severance Agreement to tax and legal advisors, to immediate family members, and as required by law. The Company may disclose the terms of this Severance Agreement to its tax and legal advisors, to officers, employees, directors and agents, with a “need to know,” and as required by law, regulation, or applicable stock exchange rules.

8. Mutual Waiver and Release; Rights Concerning Release. See attached Exhibit A.

9. Response to Prospective Employers. In response to any request from a prospective employer for information relating to Employee, the Company will confirm, in writing if requested, Employee’s former title, length of employment and ending salary. It is otherwise the Company’s policy to refrain from providing any reference information to prospective employers.

10. Six-Month Delay for Specified Employee. Notwithstanding the provisions of paragraph 2, the maximum amount that will be paid in a lump sum if employee is a specified employee under Section 409A of the Internal Revenue Code and guidance issued thereunder (“Section 409A”) is the least of (i) Employee’s annualized base salary as of the last day of the year preceding Employee’s termination of employment; (ii) twice the compensation limit under Section 401(a)(7) of the Internal Revenue Code for the year in which Employee’s termination occurs; or (iii) the maximum amount permitted to be paid under Section 409A(a)(2)(B)(i) of the Code during the six-month period following Employee’s separation from service. Any amounts not otherwise permitted to be paid during the six-month period shall be paid in a lump sum without interest on the first day of the month following the six-month anniversary of the date of the separation from service. If the severance pay would otherwise exceed that amount, the excess amount shall be paid without interest on the first day of the month following the six month anniversary of Employee’s termination of employment. For purposes of this Agreement, “termination of employment” shall mean a separation from service as defined under Section 409A. This Agreement shall be interpreted in a manner consistent with Section 409A.

11. Voluntary Agreement. Both the Company and Employee enter into this Agreement voluntarily, after having had the opportunity to review it and consult with advisors of the parties’ choice. There are no other agreements between the Company and Employee of any kind whatsoever.

12. Attorneys’ Fees and Expenses. The parties acknowledge that they are responsible for their own attorneys’ fees and expenses incurred in connection with the settlement of this matter.

13. Severability. If any provision of this Agreement is found to be invalid or unenforceable as a matter of law or public policy, it will not invalidate any other provision of this Agreement, which will remain in full force and effect.

14. Entire Agreement. This Agreement supersedes any and all other written and oral agreements and understandings between the parties, and specifically the Executive Separation Agreement, and represents all of the terms of Employee’s separation from the Company, except for clauses 4, 5, 6, and 7 under such Executive Separation Agreement.

15. Miscellaneous. It is understood that this Agreement is to be executed and all the obligations of this Agreement are to be performed in the State of Minnesota and will be interpreted, construed, and enforced according to the laws of the State of Minnesota. Venue for any disputes hereunder shall be a court of competent jurisdiction in the State of Minnesota.

This Agreement has been executed by the undersigned on the date set forth below.

Dated: November 8, 2007

By /s/ Bryan Venberg
Bryan Venberg

Dated: November 8, 2007

VALUEVISION MEDIA, INC.

By /s/ Nathan Fagre
Nathan Fagre
Senior Vice President & General Counsel

EXHIBIT A

The Company recommends that you consult an attorney before signing this Mutual Waiver and Release

MUTUAL WAIVER AND RELEASE

THIS MUTUAL WAIVER AND RELEASE (this “Waiver and Release”) is entered into by and between ValueVision Media, Inc., a Minnesota corporation (the “Company”) and Bryan Venberg (the “Employee”). The Company and the Employee hereby agree knowingly and voluntarily as follows:

In consideration of the mutual release given below and of the payments and benefits pursuant to the Severance Agreement (the “Benefits”), which Employee acknowledges are consideration for this Waiver and Release to which the Employee would not otherwise be entitled and are in lieu of any rights or claims that the Employee may have with respect to separation or severance benefits or other remuneration from the Company or its affiliates; and after the opportunity to consult legal counsel; the Employee hereby for him or herself, and his or her heirs, agents, executors, successors, assigns and administrators (collectively, “Related Parties”), forever releases, remises, and discharges, in all their capacities, the Company and all of its affiliates or subsidiaries, and any of their present or former directors, employees, fiduciaries, representatives, officers and agents, successors and assigns (collectively, the “Releasees”) individually and in their official capacities, of and from all covenants, obligations, liabilities and agreements, and forever waives all claims, rights and causes of action whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, suspected or unsuspected, that the Employee or any Related Parties ever had, may have in the future or have now; including, without limitation, any claims, rights and causes of action under United States federal, state or local law, regulation or decision, and the national or local law (statutory or decisional) of any foreign country, including, without limitation, those under the Age Discrimination in Employment Act, as amended 29 U.S.C. §§621 et. seq., the Older Workers Benefit Protection Act, 29 U.S.C. §626 (f)(1), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. §§12101-12213, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Minnesota Human Rights Act, and any other similar or related law, regulation or decision relating to or dealing with discrimination including, without limitation, any claims, rights or causes of action for punitive damages, attorney’s fees, expenses and costs of litigation. Notwithstanding the foregoing, the Employee and Related Parties do not release or waive any right or claim (i) the Employee and Related Parties may have for non-payment of the Benefits other than payments of any severance benefits or pursuant to any written stock option agreement or restricted stock agreement between the Company and the Employee; (ii) under ERISA to obtain post-employment payments and benefits under any employee benefit plan (as defined in ERISA); (iii) for indemnification under any agreement with or policy of the Company or its affiliates relating to indemnification of directors or officers or under any provision of the Company’s articles or by-laws relating to indemnification of directors or officers; (iv) under any policy of directors’ or officers’ liability insurance; (v) the Employer may have under the Executive Separation Agreement; (vi) that arises against the Company after the date of this Waiver and Release; and (vi) to obtain contribution as permitted by law in the event of entry of judgment against the Employee and the Company as a result of any act or failure to act for which the Employee and the Company are jointly liable.

In consideration for the Employee’s release and waiver of claims herein and other good and valuable consideration, the Company, on behalf of itself and the Releasees, forever releases, remises and discharges, in all their capacities, the Employee and the Related Parties, individually and in their official capacities, of and from all covenants, obligations, liabilities and agreements, and forever waives all claims, rights and causes of action whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, suspected or unsuspected, that the Company or any of the Releasees ever had, may have in the future or have now; including, without limitation, any claims, rights and causes of action under United States federal, state or local law, regulation or decision, and the national or local law (statutory or decisional) of any foreign country. Notwithstanding the foregoing, the Company and the Releasees do not release or waive (i) any right or claim that arises against the Employee after the date of this Waiver and Release, (ii) any claim against the Employee based on intentional misconduct, fraud, misappropriation or gross neglect, (iii) any right the Company and the Releasees may have to obtain contribution as permitted by law in the event of entry of judgment against the Employee and the Company as a result of any act or failure to act for which the Employee and the Company are jointly liable, or (iv) any right the Company may have under the Employee Agreement.

The Employee acknowledges that the Release includes all claims the Employee is legally permitted to release and as such does not preclude the Employee from filing a charge of discrimination with the state Department of Human Rights or the federal Equal Employment Opportunity Commission although the Employee may not be able to recover any damages if the Employee files such a charge. This Waiver and Release includes but is not limited to all claims relating to the Employee’s employment and separation from employment.

The Employee and the Company understand and agree that the payments by the Company to the Employee and the signing of this Waiver and Release by the Employee and the Company do not in any way indicate that the Employee or the Company has any viable claims against the other or that the Employee or the Company admits any liability whatsoever to the other under such claims. This agreement contains a release of certain legal rights which Employee may have under the Age Discrimination in Employment Act and the Minnesota Human Rights Act. The Employee affirms that, prior to the execution of this Waiver and Release, the Company has advised him or her to consult with an attorney of the Employee’s choice concerning the terms and conditions set forth herein, that the Employee has had an opportunity to ask any questions he or she might have about this Wavier and Release, and that the Employee has twenty-one (21) days following the Employee’s signing of this Waiver and Release to consider this Waiver and Release and its consequences and to revoke and cancel the terms and conditions contained herein, and the terms and conditions of this Waiver and Release shall not become effective or enforceable until such revocation period has expired. The Employee acknowledges that the Benefits will not be paid or provided, and the Company’s release above will not be effective, if he or she revokes this Waiver and Release.

After the Employee has accepted this agreement by signing it, he or she may revoke his or her acceptance for a period of fifteen (15) days after the date he or she signed this agreement. This agreement will not be effective, and severance payments will not be made, until this fifteen (15) day revocation period has expired. If the Employee wishes to revoke his or her acceptance of this agreement, he or she must notify the Company in writing within the fifteen (15) day revocation period. Such notice must be delivered to the Company in person or mailed by certified mail, return receipt requested, to: General Counsel ShopNBC / ValueVision Media, Inc., 6740 Shady Oak Road, Eden Prairie, MN 55344 If the Employee fails to properly deliver or mail such written revocation as instructed, the revocation will not be effective.

IN WITNESS WHEREOF, the parties hereto have executed this Waiver and Release this 8th day of November 2007.

By
Bryan Venberg

VALUEVISION MEDIA, INC.

By
Nathan Fagre
Senior Vice President & General Counsel